10753 Macatawa Drive
Holland, MI 49424

NEWS RELEASE

NASDAQ NATIONAL MARKET:    MCBC
FOR RELEASE:                                     Immediate
DATE:                                                    January 14, 2008
Contact:                                                 Jon Swets, CFO
                                                                616.494.7645

Macatawa Bank Corporation Reports 2007 Annual and 4th Quarter Results

Holland, Michigan, January 14, 2008 — Macatawa Bank Corporation today announced its results for the fourth quarter of 2007 and for the full year.

In December, the Company announced that its 4th quarter earnings would be impacted by the need for additional loan loss provisions of $9.5 million because of a growing weakness in residential development loans. This brought the Company’s total 4th quarter provisions to $10.3 million and led to a net loss of $2.80 million, or a $0.16 loss per share, for the fourth quarter of 2007. This compares to net income of $2.85 million, or $0.16 earnings per diluted share, for the same period in 2006.

For all of 2007, net income was $9.08 million, or $0.53 per diluted share, compared to net income of $19.83 million, or $1.14 per diluted share, for 2006.

“As we told the investment community in December, we considered these extra provisions both necessary and prudent in light of West Michigan’s soft economic conditions, as reflected in declining property values throughout our community,” commented Ben Smith, Chairman and CEO. “Many financial institutions across the state and around the country have found themselves in a similar position because of issues related to residential real estate.”

The Company’s credit exposure is primarily isolated in residential development loans, a narrow and declining slice of its total portfolio. The Company does not have any exposure to subprime mortgage loans.

The Company’s non-performing loans increased $25.2 million during the quarter to $73.9 million and represent about 4.22% of total loans at December 31, 2007. Loans to residential developers comprised most of the increase in non-performing loans. With the additional provisions provided in the fourth quarter, management believes non-performing loans are either well collateralized or adequately reserved.

“Despite a disappointing quarter, we are nevertheless very proud of the franchise we have built,” Mr. Smith said. “This past November the Company celebrated its 10th anniversary as a community bank. From a single branch with 10 employees, the Company has grown to become one of the top banks in Michigan. More importantly, Macatawa holds the largest market share in Ottawa County – and we remain focused on becoming the market leader in Kent and Allegan counties.”

During 2007, the Company opened more than 25,000 new accounts. Smith attributed the increase to Macatawa’s combination of highly personalized service and broad product offerings, which continues to resonate with both individual and business customers.

“As we begin 2008, we have made every effort to identify our credit exposure based on the current environment,” Mr. Smith stated. “While we do not have a crystal ball, we have confidence in the West Michigan economy and its ability to recover. We remain well-capitalized. Our loan loss reserve is a healthy 1.91% of total loans, we have a strong balance sheet and we remain profitable.”

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Macatawa Bank 4Q Results / page 2 of 3

A breakdown of non-performing assets is shown in the table below:

Dollars in 000s	December 31, 2007	September 30, 2007

Commercial Real Estate	$68,634	$44,153
Commercial and Industrial	4,116	3,424

Total Commercial Loans	72,750	47,577
Residential Mortgage Loans	641	487
Consumer Loans	518	639

Total Non-Performing Loans	$73,909	$48,703
Other Repossessed Assets	172	158
Other Real Estate Owned	5,704	6,095

Total Non-Performing Assets	$79,785	$54,956

Loans for the development or sale of 1-4 family residential properties that were in a non-performing status were approximately $57.4 million or 78% of total non-performing loans at December 31, 2007.

Fourth quarter net interest income totaled $14.7 million, a decrease of $2.4 million compared to the fourth quarter of 2006. The decrease in net interest income was primarily from a decline in the net interest margin partially offset by an increase in average earning assets. Average earning assets grew by 3% or $50.7 million from the fourth quarter of 2006 to the fourth quarter of 2007. The net interest margin was 3.00% for the quarter, down 20 basis points from 3.20% for the third quarter of 2007 and 55 basis points from 3.55% for the fourth quarter of 2006.

On a consecutive quarter basis, 16 of the 20 basis points decline in the net interest margin was related to rising balances of non-performing loans. Only 3 basis points of the net interest margin decline can be attributed to the 100 basis point cuts in the Federal funds and prime rates since late September. Despite the Company’s significant variable rate loan portfolio, it has been able to minimize the impact of the recent decline in short-term rates by the Federal Reserve Bank. Future rate cuts will have a slight negative impact on net interest income in the near term, although over a full twelve month period the overall impact on earnings is expected to be neutral. The Company’s variable rate loan portfolio exceeds the level of variable rate funding, but the fixed rate funding portfolio that reprices over the next twelve months will offset this excess.

Non-interest income was $4.0 million for the fourth quarter of 2007, an increase of $173,000 compared to the fourth quarter of 2006. The Company continues to grow its non-interest revenue across the majority of its service delivery channels. Growth in revenue from deposit, trust and card services more than offset lower gains on sales of loans.

Non-interest expense was $13.1 million for the quarter as compared to $11.2 million for the fourth quarter of 2006. The increases in salaries and benefits, occupancy and furniture and equipment primarily relate to operating costs associated with the new Asset Management Services group and the opening of four new facilities since the beginning of the year. Despite these significant investments for the future, the Company has been able to successfully manage these overhead components within a tight range. The $1,188,000 increase in other expense is primarily related to increases in legal and other carrying costs associated with non-performing assets and an increase of $235,000 in FDIC assessments. The additional FDIC assessments relate to a change by the FDIC in their charges for all banks effective January 1.

Total assets increased $55.2 million during the year to $2.13 billion at December 31, 2007. Total loans increased $39.2 million, primarily in consumer mortgages, to $1.75 billion at December 31, 2007. Within the commercial loan portfolio, there was a shift between commercial real estate and commercial and industrial loans.

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Macatawa Bank 4Q Results / page 3 of 3

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	December 31, 2007	September 30, 2007	December 31, 2006

Construction and land development	$335,366	$354,897	$360,372
Farmland & agricultural	30,371	25,438	37,426
Non-farm, non-residential	454,764	454,220	439,436
Multi-family	35,381	37,618	38,483

Total Commercial Real Estate	855,882	872,173	875,717
Commercial and Industrial	438,743	427,508	416,135

Total Commercial Loans	$1,294,625	$1,299,681	$1,291,852

Commercial real estate loans declined $19.8 million while commercial and industrial loans grew by $22.6 million since December 31, 2006. Loans for the development or sale of 1-4 family residential properties declined $24.3 million since September 30 to $235.8 million at December 31, 2007. Of this total, approximately $29.5 million is secured by vacant land, $125.6 million is secured by developed residential land and $80.7 million is secured by 1-4 family properties held for speculative purposes.

Total deposits decreased $144.0 million since December 31, 2006. This was attributed primarily to one of the Company’s institutional depositors, which withdrew approximately $147 million in the latter half of the year. The withdrawals were associated with planned distributions and the depositor remains an excellent customer for the Company.

The Company has also reduced its holdings of deposits generated from out-of-market brokers during the year. Brokered deposits have declined $70.1 million since December 31, 2006. Accordingly, growth from deposits within the Company’s markets has been approximately $73 million since the beginning of the year. The Company remained well-capitalized at December 31, 2007 with a total risk-based capital ratio of 10.7%.

“We continue to focus on what we can control through our commitment to excellence – seize opportunities to diversify and expand our franchise, exceed our customer and community needs and provide the highest quality service. Macatawa is well positioned to capitalize on the recovery of West Michigan. We have strong roots in this community, and understand and believe in its potential. The Macatawa team is excited and enthusiastic, poised better than ever for long-term success,” concluded Mr. Smith.

Conference Call

Macatawa Bank Corporation will hold its quarterly earnings conference call on Tuesday, January 15, 2008, at 10:00 A.M. Persons who wish to access the call may do so via the Internet by visiting www.macatawabank.com and clicking on the webcast link in the Investor Information section. It may also be accessed by logging on to www.streetevents.com. A replay of the call will be available for 30 days following the call.

About Macatawa Bank

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

"CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission."

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)

	Three Months Ended December 31		Twleve Months Ended December 31

EARNINGS SUMMARY	2007	2006	2007	2006

Total interest income	$33,368	$35,589	$139,372	$133,506
Total interest expense	18,681	18,544	76,456	66,089

Net interest income	14,687	17,045	62,916	67,417
Provision for loan loss	10,270	5,725	15,750	7,715

Net interest income after provision for loan loss	4,417	11,320	47,166	59,702

NON-INTEREST INCOME
Deposit service charges	1,331	1,231	5,087	4,874
Gain on sale of loans	221	433	1,290	1,721
Trust fees	1,237	1,096	4,906	3,589
Other	1,235	1,091	4,527	3,993

Total non-interest income	4,024	3,851	15,810	14,177

NON-INTEREST EXPENSE
Salaries and benefits	6,562	6,268	25,499	24,791
Occupancy	1,054	928	4,185	3,558
Furniture and equipment	1,149	859	3,956	3,221
Other	4,370	3,182	16,619	13,343

Total non-interest expense	13,135	11,237	50,259	44,913

Income before income tax	(4,694)	3,934	12,717	28,966
Federal income tax expense	(1,895)	1,089	3,635	9,135

Net income	$(2,799)	$2,845	$9,082	$19,831

Basic earnings per share	$(0.16)	$0.17	$0.53	$1.17
Diluted earnings per share	$(0.16)	$0.16	$0.53	$1.14
Return on average assets	-0.53%	0.56%	0.43%	1.01%
Return on average equity	-6.72%	7.17%	5.51%	13.09%
Net interest margin	3.00%	3.55%	3.21%	3.67%
Efficiency ratio	70.20%	53.78%	63.84%	55.04%

BALANCE SHEET DATA	December 31, 2007	December 31, 2006

Assets
Cash and due from banks	$49,816	$39,882
Securities available for sale	201,498	198,546
Securities held to maturity	1,917	2,711
Federal Home Loan Bank Stock	12,275	12,275
Loans held for sale	3,127	1,547
Total loans	1,750,632	1,711,450
Less allowance for loan loss	33,422	23,259

Net loans	1,717,210	1,688,191

Premises and equipment, net	64,564	60,731
Acquisition intangibles	28,942	25,478
Bank-owned life insurance	22,703	21,843
Other assets	27,914	23,612

Total Assets	$2,129,966	$2,074,816

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$185,681	$180,032
Interest-bearing deposits	1,337,872	1,487,525

Total deposits	1,523,553	1,667,557
Federal funds purchased	46,467	11,990
Other borrowed funds	354,052	192,018
Long-term debt	41,238	41,238
Other liabilities	4,031	5,164

Total Liabilities	1,969,341	1,917,967

Shareholders' equity	160,625	156,849

Total Liabilities and Shareholders' Equity	$2,129,966	$2,074,816

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	Quarterly					Year to Date

	4th Qtr 2007	3rd Qtr 2007	2nd Qtr 2007	1st Qtr 2007	4th Qtr 2006	2007	2006

EARNINGS SUMMARY
Net interest income	$14,687	$15,835	$16,335	$16,059	$17,045	$62,916	$67,417
Provision for loan loss	10,270	3,640	965	875	5,725	15,750	7,715
Total non-interest income	4,024	4,031	4,020	3,735	3,851	15,810	14,177
Total non-interest expense	13,135	12,732	12,605	11,787	11,237	50,259	44,913
Income taxes	(1,895)	1,037	2,195	2,297	1,089	3,635	9,135
Net income	$(2,799)	$2,457	$4,590	$4,835	$2,845	$9,082	$19,831

Basic earnings per share	$(0.16)	$0.14	$0.27	$0.28	$0.17	$0.53	$1.17
Diluted earnings per share	$(0.16)	$0.14	$0.26	$0.28	$0.16	$0.53	$1.14

MARKET DATA
Book value per share	$9.47	$9.64	$9.52	$9.49	$9.19	$9.47	$9.19
Market value per share	$8.59	$13.53	$15.91	$17.52	$20.25	$8.59	$20.25
Average basic common shares	16,969,316	17,082,023	17,191,063	17,221,595	17,038,967	17,109,664	17,011,590
Average diluted common shares	16,969,316	17,232,709	17,405,018	17,499,098	17,380,901	17,283,344	17,379,473
Period end common shares	16,968,398	16,982,794	17,170,235	17,226,564	17,067,350	16,968,398	17,067,350

PERFORMANCE RATIOS
Return on average assets	-0.53%	0.46%	0.87%	0.93%	0.56%	0.43%	1.01%
Return on average equity	-6.72%	5.91%	11.08%	12.06%	7.17%	5.51%	13.09%
Net interest margin (FTE)	3.00%	3.20%	3.32%	3.35%	3.55%	3.21%	3.67%
Efficiency ratio	70.20%	64.09%	61.93%	59.55%	53.78%	63.84%	55.04%

ASSET QUALITY
Net charge-offs	$2,764	$1,667	$711	$445	$4,894	$5,587	$5,448
Nonperforming loans	$73,909	$48,703	$29,470	$16,985	$22,290	$73,909	$22,290
Other real estate and repossessed assets	$5,876	$6,253	$6,302	$3,891	$3,293	$5,876	$3,293
Nonperforming loans to total loans	4.22%	2.80%	1.71%	0.99%	1.30%	4.22%	1.30%
Nonperforming assets to total assets	3.75%	2.61%	1.69%	0.98%	1.23%	3.75%	1.23%
Net charge-offs to average loans (annualized)	0.64%	0.39%	0.16%	0.10%	1.16%	0.32%	0.33%
Allowance for loan loss to total loans	1.91%	1.49%	1.39%	1.38%	1.36%	1.91%	1.36%

CAPITAL & LIQUIDITY
Average equity to average assets	7.93%	7.85%	7.83%	7.71%	7.77%	7.83%	7.69%
Tier 1 capital to risk-weighted assets	9.42%	9.66%	9.57%	9.53%	9.49%	9.42%	9.49%
Total capital to risk-weighted assets	10.67%	10.91%	10.93%	10.89%	10.85%	10.67%	10.85%
Loans to deposits + other borrowings	93.24%	95.35%	90.47%	90.26%	92.03%	93.24%	92.03%

END OF PERIOD BALANCES
Total portfolio loans	$1,750,632	$1,736,370	$1,724,773	$1,721,192	$1,711,450	$1,750,632	$1,711,450
Earning assets	1,966,732	1,949,608	1,966,563	1,972,111	1,921,735	1,966,732	1,921,735
Total assets	2,129,966	2,102,733	2,116,295	2,120,043	2,074,816	2,129,966	2,074,816
Deposits	1,523,553	1,522,003	1,661,686	1,639,332	1,667,557	1,523,553	1,667,557
Total shareholders' equity	160,625	163,731	163,524	163,406	156,849	160,625	156,849

AVERAGE BALANCES
Total portfolio loans	$1,734,325	$1,721,543	$1,732,553	$1,713,204	$1,686,139	$1,725,453	$1,635,391
Earning assets	1,949,756	1,966,155	1,967,055	1,937,392	1,903,566	1,955,154	1,834,673
Total assets	2,099,826	2,116,474	2,114,974	2,078,501	2,042,005	2,102,541	1,970,305
Deposits	1,485,232	1,654,354	1,645,849	1,645,806	1,616,606	1,607,498	1,574,444
Total shareholders' equity	166,591	166,196	165,702	160,348	158,716	164,730	151,479